Exhibit 10.1

IN THE COURT OF COMMON PLEAS

OF LACKAWANNA COUNTY, PENNSYLVANIA

STEVEN ANTONIK, individually, and as	)
Administrator of the ESTATE OF LINDA	) CIVIL ACTION
KLUSKA, WILLIAM R. HOWELLS, and	)
LOUISE A. HOWELLS, SUMMER BENJAMIN, and	)
JOSHUA SILFEE, on behalf of themselves	)
and all others similarly situated,	) No. 2013-CV-4438
)
Plaintiffs,	)
)
v.	)
)
FIRST NATIONAL COMMUNITY BANCORP	)
INC., and FIRST NATIONAL COMMUNITY	)
BANK,	)
)
Defendants.	)
)

)
CHARLES SAXE, III, Individually and on	)
Behalf of all others similarly situated	)
) No. 2013-CV-5071
Plaintiff,	)
)
v.	)
)
FIRST NATIONAL COMMUNITY	)
BANK	)
)
Defendant	)

CLASS ACTION SETTLEMENT AGREEMENT AND RELEASE

Subject to Final Approval by the Court and in exchange for the good and valuable consideration set forth herein, this Class Action Settlement Agreement and Release dated as of February 16, 2017 (the “Agreement”) is entered into by and between STEVEN ANTONIK, individually, and as Administrator of the ESTATE OF LINDA KLUSKA, WILLIAM R. HOWELLS, LOUISE A. HOWELLS, SUMMER BENJAMIN, JOSHUA SILFEE, and CHARLES SAXE, III (the “Plaintiffs”), on behalf of themselves and the Members (defined herein), and FNCB Bank, formerly known as FIRST NATIONAL COMMUNITY BANK and FNCB Bancorp, Inc., formerly known as FIRST NATIONAL COMMUNITY BANCORP, INC. (“Defendants”) (individually, the Plaintiffs and Defendants are sometimes referred to as a “Party” and collectively, the “Parties”) for the purpose of settling the Litigation (defined hereafter) with prejudice as to all Parties, providing a Settlement Fund (defined herein) and an Incentive Award (defined herein) to Plaintiffs, eliminating Deficiency Balances (defined herein) of Members (defined herein) and providing Defendants with the Released Claims (defined hereafter), upon the terms and conditions set forth herein.

B A C K G R O U N D:

WHEREAS, Plaintiffs Steven Antonik, Individually and as Administrator of the Estate of Linda Kluska, Louise and William Howells, Summer Benjamin, and Joshua Silfee filed a First Amended Class Action Complaint in the Court of Common Pleas of Lackawanna County, Pennsylvania at No. 2013-CV-4438 (the “Antonik Suit”), which alleged, inter alia, violations of the Pennsylvania Uniform Commercial Code, the Fair Credit Extension Uniformity Act, and various common law claims including conversion, arising from and relating to certain statutory notices and policies relating to consumer customers who were sent letters after having their vehicle(s) repossessed and the retitling of the repossessed vehicles; and,

WHEREAS, Plaintiff Saxe filed an Amended Complaint in a class action pending in the Court of Common Pleas of Lackawanna County, Pennsylvania at No. 2013-CV-5071 (the “Saxe Suit”), which alleged violations of Pennsylvania Uniform Commercial Code with respect to certain Repossession Notices and Deficiency Notices mailed to Pennsylvania consumers after the repossession of their vehicles. The Antonik Suit and the Saxe Suit are hereafter collectively referred to as (the “Litigation”).

WHEREAS, Defendants filed Answers to both the Antonik and Saxe Complaints in which they deny the material allegations made and deny any and all liability with respect to the allegations of the Litigation and further deny that the Members have suffered any damages or are entitled to any recovery; and,

WHEREAS, Defendants filed class-wide Counterclaims in the Litigation; and,

WHEREAS, the Plaintiffs opposed these Counterclaims; and,

WHEREAS, contested issues of both law and fact exist concerning the allegations and claims made in the Complaints and the Class Counterclaims pleaded; and,

WHEREAS, Class Counsel have conducted an extensive investigation into the facts and law relating to the Litigation and have zealously litigated these claims. This effort included the taking of a corporate deposition of Defendants’ representative; reviewing some 430 loan files and over 8,500 pages of documents produced by Defendants; litigating dispositive motions, including preliminary objections and/or a motion for judgment on the pleadings; engaging in significant motions practice concerning discovery and a confidentiality agreement; amending the class complaints; retaining one or more experts and preparing an expert report; and filing class certification pleadings in preparation for a class certification hearing; and,

WHEREAS, on December 17, 2015, counsel for the Parties met, after having exchanged detailed mediation statements, and orally agreed upon a settlement-in-principle of the Litigation; and,

WHEREAS, Plaintiffs, Class Counsel (defined herein), Defendants, and Defendants’ Counsel (defined herein), after consideration of the following substantial benefits that ending the Litigation, subject to the provisions of this Agreement, would provide to the Parties as described below, have determined to execute this Agreement and intend to urge its approval by the Court:

(i)     Defendants will pay the aggregate sum of Seven Hundred Fifty Thousand dollars ($750,000.00) (the “Settlement Fund”) into an account (the “Settlement Account”) at PNC Bank, a federally-insured financial institution, within fourteen (14) days following Preliminary Approval of the Settlement by the Court;

(ii)     The Settlement Fund is for the benefit of the Members and for purposes of implementing this Settlement, and will, specifically, be used to:

(A)     Pay Class Counsel fees and costs as approved by the Court;

(B)     Pay the costs of the Class Notice and administration of the Settlement, as approved by the Court;

(C)     Subject to Court approval, pay the seven representative plaintiffs from the Settlement Fund a class representative service award of Five Thousand Dollars ($5,000.00) each (aggregate Thirty-Five Thousand Dollars ($35,000.00)(the “Incentive Award”);

(D)     After payment of (A) through (C) above, provide an equal cash payment to each Member. (¶(A) through (D) are the “Settlement Fund Purposes”); and,

(iii)     Defendants will make a written request to Experian, Equifax, and TransUnion (the “Consumer Reporting Agencies”) and upon request of Class Counsel, provide copies of the written requests to Counsel for the Consumer Reporting Agencies to delete entirely any tradeline from the Members’ credit files relating to the vehicle loans or Retail Installment Sales Contracts for Class Members issued or held by Defendants and provide verification to Plaintiffs’ counsel of such in the form of a certification signed by an appropriate representative of Defendants. Defendants agree, if requested, to also provide a Universal Data Form to Plaintiffs’ counsel and will take such steps as are reasonably necessary to effectuate the removal of the tradeline. All Class Members will receive this relief excluding only those members who redeemed or reinstated their account and who did not have a subsequent repossession during the Class Period.

(iv)     Defendants will eliminate any remaining Member deficiency balances that remain on their books, all of which are disputed, and which Defendants estimate to total approximately $2.1 million, and will buy back any debt they have sold and warrant that the debt is fully extinguished and will not be sold nor assigned. All Class Members will receive this relief, excluding only those members who redeemed or reinstated their account and who did not have a subsequent repossession during the Class Period; and,

(v)     As ordered by the Court and as intended by the parties, Defendants acknowledge that the foregoing deficiency balance waivers, as a material term of the settlement, relate to disputed debts and Defendants will not issue Forms 1099-C in connection with these deficiency waivers; and,

(vi)    The Members, including the Plaintiffs, will release the Released Claims against Defendants; and,

(vii)    ¶¶(i) – (vi) represent the “Settlement” among the Parties, as more fully set forth below.

WHEREAS, the Parties having fully analyzed and evaluated the merits of the Parties’ contentions and this Settlement, after taking into account the foregoing, along with the substantial risks, the burden, expense, and uncertainty of continuing the Litigation, and for the purpose of putting to rest the controversies engendered by the Litigation, are satisfied that the provisions of the Settlement are fair, reasonable, adequate, and equitable, and that ending the Litigation subject to the Settlement, is in the best interests of the Parties; and,

WHEREAS, defined terms in the “Background” section, below will have the meaning set forth therein. As used in this Agreement, the plural of any defined term includes the singular thereof and the singular of any defined term includes the plural thereof, as the case may be.

NOW THEREFORE, intending to be legally bound and in consideration of the covenants and agreements set forth herein, the Plaintiffs and Defendants agree to end the Litigation, subject to Court approval of the Settlement and the provisions contained in this Agreement, so that the Litigation is settled as follows:

I.	DEFINITIONS

1.01.     “Agreement” means this Class Action Settlement Agreement and Release.

1.02.     “Background” means the provisions of this Agreement included in the Background and the Background is incorporated into the body of this Agreement.

1.03.     “Cash Members” means those Members whose Class Notice is not returned as undeliverable within the meaning of ¶4.02, whose check is not cashed within the time prescribed, and who do not exclude themselves from the Settlement.

1.04.     “Class Counsel” means Richard Shenkan of Shenkan Injury Lawyers, LLC.; and Howard Rothenberg of Howard Rothenberg & Associates; Cary L. Flitter and the law firm of Flitter Milz, P.C.; and Carlo Sabatini and the Sabatini Law Firm, LLC.

1.05.     “Class Notice” is defined in ¶4.02.

1.06.     “Class Period” means the period from August 13, 2007 to April 30, 2014.

1.07.     “Consumer Reporting Agency” or “CRA” is as defined in the Fair Credit Reporting Act, 15 U.S.C. § 1681a(f), popularly referred to as a “Credit Bureau,” examples of which are TransUnion, Equifax and Experian.

1.08.      “Defendants” means Defendants FNCB Bank, formerly known as First National Community Bank and First National Community Bancorp, Inc. and their affiliates, subsidiaries or parent companies and/or divisions, and all of their respective officers, directors, employees, associates, agents, accountants, attorneys, predecessors, successors and assigns.

1.09.      “Defendants’ Counsel” is The Perry Law Firm L.L.C.

1.10.     “Deficiency Balance” means the disputed account balance allegedly remaining after the repossession and disposition of a Member’s vehicle and the application of the proceeds of the sale to that person’s account, plus the accrued interest and other charges, minus any payments made by the Member post-repossession, but does not include the accounts of Members who redeemed or reinstated their account and who did not have a subsequent repossession during the Class Period.

1.11.     “Deficiency Notice” means an explanation of the calculation of the Deficiency Balance or surplus, identical to or substantially similar to the Notices attached to the Antonik Amended Complaint as Exhibits 4, 5, 8, 11, 13 and 16, and identical or substantially similar to the Notice sent by Defendants to Plaintiff Saxe, a copy of which is attached to the Saxe Complaint as Exhibit B.

1.12.     “Distribution Date” means the date ten (10) business days after the Final Approval.

1.13.     “Effective Date” means the date on which Final Approval has occurred.

1.14.     “Final Approval” occurs: (a) when the applicable period for filing an appeal from a Final Order entered by the Court approving this Agreement will have expired without an appeal having been filed; and/or (b) when the applicable period for filing an appeal or petition for allowance of appeal from an Order that had affirmed the Order approving this Agreement has expired without a further appeal or petition for allowance of appeal having been filed; and/or (c) upon entry of any Stipulation dismissing any such appeal with no right of further prosecution of the appeal; and/or (d) if an appeal is taken from any decision affirming the Final Approval, upon entry of an order in such appeal finally affirming the Final Approval or dismissing such petition for allowance without right of further appeal, and/or (e) upon entry of any stipulation dismissing any such appeal with no right of further prosecution of the appeal.

1.15.     “Final Order” means the Order finally approving the Settlement.

1.16.     “Incentive Award” or “Service Award” means the sum to be awarded to Plaintiffs, subject to approval of the Court, as an award for the time and effort bringing and prosecuting this Litigation, and involvement in the process of settlement and Court approval. The parties have agreed that Plaintiffs may seek $5,000.00 each ($35,000.00 aggregate) from the Class Settlement Fund, subject to Court approval.

1.17.     “Litigation” means, collectively, Antonik v. First National Community Bank, et al., No. 2013-CV-4438; and Saxe v. First National Community Bank, No. 2013-CV-5071, which are both pending before this Court.

1.18.     “Member(s)” or “Class Member(s)” all belong to the “Principal Class,” which, for purposes of settlement means all persons who:

(a)	financed a motor vehicle primarily for personal, family or household use;

(b)	the financing was done with the Defendants or through a consumer loan contract or installment sales contract which was assigned to the Defendants;

(c)	experienced the repossession of the financed vehicle between August 13, 2007 and April 30, 2014;

(d)	had a Pennsylvania address as of the date of repossession; and

(e)	either:

(A)	were sent a Notice of Repossession by Defendant(s) or their agent which failed to:

(1)	state the intended method of disposition; or,

(2)	state the time and place of any public disposition; or

(3)	state that the debtor is entitled to an accounting of the unpaid indebtedness and the charge, if any, for such an accounting; or

(B)	were sent no such notice at all.

1.19.     “Opt Out Period” means the period ending forty (40) days after mailing of the Class Notice.

1.20.     “Preliminary Approval” of this Agreement means an Order of the Court, entered on the “Preliminary Approval Date” pursuant to Pa.R.Civ.P. 1714, preliminarily approving this Agreement and the Class Notice to be sent to the Members.

1.21.     “Released Claims” means any and all claims, demands, actions, causes of action, rights, offsets, suits, damages, lawsuits, liens, costs, losses, expenses or liabilities of any kind whatsoever, for any affirmative relief whatsoever, including monetary, injunctive, or declaratory relief, rescission, general, special, statutory, and punitive damages, as well as any and all claims for treble damages, penalties, attorneys’ fees, costs or expenses, which arise from or relate to the Litigation, which any Member has had during the Class Period, including but not limited to claims for negligent, unjust enrichment, conversion, or any claim pursuant to the Pennsylvania Uniform Commercial Code, 13 Pa. C.S. §9601 et seq., Consumer Credit Code § 6103(b), the Fair Credit Extension Uniformity Act, 73 Pa. Cons. Stat. Ann. §2270.1 et seq., the Fair Debt Collection Practices Act, 15 U.S.C. §1692 et seq. or the Pennsylvania Unfair Trade Practices and Consumer Protection Law, 73 Pa. Cons. Stat. Ann. §201-1. The terms of any other account or loan between Class Members and Defendants are unaffected.

1.22.     “Repossession Notice” means a written notice of repossession of a vehicle as called for under the UCC, identical in content to or substantially similar to the Notices attached to the Antonik Amended Complaint as Exhibits 1, 2, 6, 9, 12, and 14, and identical in content or substantially similar to the Notice sent by Defendants to Plaintiff Saxe, a copy of which is attached to the Saxe Complaint as Exhibit A.

1.23.     “Settlement Account” means a bank account at PNC Bank (or other financial institution) where the Settlement Fund will be held on deposit pending payments as called for under this Agreement.

1.24.     “Settlement Administrator" means Class-Settlement.com of Hicksville, NY who will be responsible for administering the Settlement Fund. The Settlement Administrator will also be responsible for mailing proper Notice to the Members, handling inquiries, settlement checks and overall administration of the class settlement. If Class-Settlement.com is unwilling or unable to serve for any reason, a substitute Settlement Administrator will be selected by Class Counsel or appointed by the Court.

1.25.     “Settlement Fund” means the aggregate settlement amount of $750,000.00 to be paid hereunder by Defendants.

1.26.     “Statutory Notice” means any notification of default, repossession or sale, including a Notice of Right to Redeem Motor Vehicle, Notice of Sale, and any notification explaining or demanding payment of a Deficiency Balance pursuant to the Pennsylvania Uniform Commercial Code and/or the Consumer Credit Code.

II.	GENERAL TERMS OF THE SETTLEMENT

2.01.     Conditional Nature of Agreement. This Agreement, including all documents and pleadings referred to herein, is made for the sole purpose of attempting to consummate a settlement of the Litigation on a class-wide basis. The Agreement is made in compromise of disputed claims. The Agreement is intended by the Parties to fully, finally and forever resolve, discharge and settle the Released Claims upon and subject to the terms and conditions set forth in this Agreement. This Agreement must receive Preliminary Approval and Final Approval by the Court. Accordingly, the Parties enter into this Agreement on a conditional basis that is subject to Preliminary Approval and the Final Approval of the Court.

2.02.     Effect of Disapproval. In the event that there is no Final Approval of the Agreement for any reason, this Agreement will be deemed null and void ab initio, it will be of no force or effect whatsoever (except regarding the return of the Settlement Fund net of notice costs paid to the Administrator), it will not be referred to or utilized to establish liability, damages, nor suitability for class certification; and any negotiations, terms and entry of the Agreement will remain subject to the provisions of Pa. R. Evid. 408.

2.03.     Denial of Liability; No Admissions.

(a)     Defendants deny any liability for the Released Claims, which are disputed.

(b)     Plaintiffs and the other Members dispute the commercial reasonableness of Defendants’ repossession practices, including the legality of the Statutory Notices.

(c)     Neither this Agreement, nor any of its terms and provisions, nor any of the negotiations connected with it, is intended to be construed as an admission or concession: (i) by Defendants of liability for the Released Claims; or, (ii) by any of the Members as to the validity or amount of any Deficiency Balance.

(d)     Except as necessary in a proceeding to enforce the terms of this Agreement, this Agreement and its terms and provisions will not be offered or received as evidence in any action, proceeding, or suit to establish any liability or admission by either party.

(e)     The Parties expressly agree and represent that, in the event that Final Approval of the Agreement is not obtained, or any appellate court disapproves of the Order of Final Approval that prevents the Agreement from becoming final and effective, no Party will use or attempt to use any conduct or statement of any other Party in connection with this Agreement or any effort to seek approval of the Agreement to affect or prejudice any other Party’s rights in any ensuing suit.

(f)     The Defendants have agreed to resolve the litigation through this Agreement, but to the extent this Agreement is deemed void or the Effective Date does not occur, the Defendants do not waive, but rather expressly reserve, all rights and defenses to challenge all Released Claims and any allegations in the Litigation upon all procedural and factual grounds, including without limitation the ability to challenge class action treatment on any grounds or assert any and all defenses or privileges.

(g)     In the event that this Agreement terminates without Final Approval, the Litigation will revert to its status as it existed immediately prior to December 17, 2015, and the Settlement Fund paid by Defendants will be returned to Defendants within fourteen (14) days, except for any monies paid or due the Class Administrator for services rendered.

(h)     By signature below, the Defendants verify, pursuant to 18 Pa. C.S.A 4904, that

i.	the total amount collected by Class Members towards disputed deficiency balances between August 13, 2009 and the date of the execution of this agreement is less than $45,000.00;
ii.	the class size is 526 members consisting of obligors and co-obligors on 422 accounts;
iii.	On April 30, 2014, Defendants began using form repossession notices and deficiency notices, which did not suffer from the defects described in the complaints filed in the Litigation; and
iv.	for the following class members Defendants have no additional information that might help establish their identification and current location:
1.	(Account xx-xxx186-1)
2.	(Account xx-xxx979-1)
3.	(Account xx-xxx979-1)

v.

the class member (Account xx-xxx167-0) who paid-off his account during the pendency of the final negotiations of this matter will be refunded his payment within fourteen (14) days of execution of Final Approval of this settlement.

2.04.     Class Certification of Members.

For the purposes of the proceedings contemplated herein: 1) Pursuant to Pa.R.Civ.P. 213, the Parties will move the Court to consolidate the Antonik Suit and the Saxe suits, with all further pleadings in the consolidated action to be filed under both captions with Antonik being lead; 2) the Parties stipulate and agree that the consolidated case will be certified as a Class Action for purposes of the Settlement; 3) Plaintiffs will be certified as the Class Representatives, and 4) Class Counsel will be appointed to serve as counsel to the Class.

2.05.     Preliminary Approval Order. In connection with the application for Preliminary Approval of this Agreement, the Parties will offer to the Court a proposed Order in the form annexed hereto as Exhibit A, inter alia, granting Preliminary Approval to this Agreement and permitting the sending of the Class Notice to the Members.

2.06.     Cash Payments by Defendants.

(i)     Within fourteen (14) days following Preliminary Approval and receipt of wiring information from the Settlement Administrator, Defendants will wire funds to the Settlement Administrator in the amount of $750,000.00 for deposit into the Settlement Account, where the funds will be held, pendente lite.

(ii)     The Settlement Administrator will be entitled to immediately withdraw from the Settlement Fund a sum up to $25,000, representing the reasonable sums necessary to pay for costs of administration, including printing and mailing of any Class Notices to the Class Members.

(iii)     Under no circumstances will Defendants be required to pay an amount in excess of the Settlement Fund, pursuant to this Agreement and the administration thereof.

(iv)     The Settlement Fund will be used solely for the Settlement Fund Purposes.

(v)     Under no circumstances (other than the failure to obtain Final Approval of this Agreement) will the Settlement Fund revert to, or otherwise be returned to, Defendants.

(vi)     The Settlement Fund will be deposited into the Settlement Account. The Settlement Fund may not be commingled with any other funds and may be held in cash, cash equivalents, certificates of deposit or instruments insured by an arm of or backed by the United States Government. The Settlement Fund need not, though may bear interest at the sole discretion of Class Counsel. Any interest earned on the Settlement Fund shall be paid to the Cy Pres recipients according to their share.

(vii)     On the Distribution Date:

(A)     Defendants’ Release. Defendants will release any claims for a Deficiency Balance (each of which has been disputed) against all Members that have not opted out of this Settlement.

(B)     Payment of Damages

I.     Members who do not opt out of the Settlement will be entitled to an equal share of the Settlement Fund after: (1) payment from the Settlement Fund to Class Counsel for fees and reimbursement of costs advanced; (2) payment from the Settlement Fund to the Settlement Administrator; and (3) payment of approved Incentive Awards.

II.     If a Member had more than one vehicle repossessed by Defendants, such Member will be entitled to Monetary Member Relief for each repossessed vehicle.

III.     Any Member who had the same vehicle repossessed more than once will only be entitled to Monetary Member Relief for that vehicle one time, not per repossession.

IV.     If there are co-borrowers on a vehicle loan, each co-borrower will be entitled to a proportionate share of the Monetary Member Relief for that vehicle.

V.      Illustration. By way of illustration: If Class Counsel fees are approved in the amount of $300,000, cost reimbursement to Class Counsel is allowed in the amount of $30,000, Incentive Awards in the amount of $35,000 and the Settlement Administrator expense is allowed in the amount of $25,000, the “Settlement Expense” will total $390,000, thereby leaving the net sum to be distributable to the Class Members of $360,000 assuming 422 secured obligations, the recovery per Class Member will be approximately $853, except if there are co-borrowers in which case the recovery will be proportionately shared.

VI.     Checks.

(A)     The Settlement Administrator will make payment to each Member at the updated address obtained pursuant to ¶3.02 or ¶4.02 or as requested by the Member or Class Counsel.

(B)     The Settlement Administrator will use its best efforts to issue a single check to each Member for the total amount owed to each class member.

(C)     For Members that are co-borrowers, the check(s) will be payable to each co-borrower individually, in an amount equal to the proportionate share of the Monetary Member Relief for that vehicle unless otherwise stated in this Agreement (i.e., death).

2.07.     Number and Identity of Members. Defendants represent that to the best of their knowledge and based on a review of records of customer accounts, including electronic records, if any, that the total number of Members, including co-borrowers is 526 people. Plaintiffs agree to compile a list of each Member’s last known name and address and will provide to Defendants for review and confirmation of accuracy prior to forwarding to the Settlement Administrator. The Settlement Administrator will update each Member’s last known address, through the United States Postal Service National Change of Address (“NCOA”) database for updates within the last three years. For Members for whom there is no updated address contained in the NCOA database, the Settlement Administrator will update the last known address of a Member through the Accurint database or other equivalent Consumer Reporting Agency database.

2.08.     Electronic List.

(a)     No later than ten (10) calendar days after entry of the Preliminary Approval, Plaintiffs will produce an “Electronic List” to the Defendants for review and confirmation of accuracy before forwarding to the Settlement Administrator containing: 1) the names; 2) last known addresses; 3) account numbers; and 4) deficiency balances of all Members.

(b)     If any Social Security numbers are provided, the purpose of the disclosure is for a legitimate business purpose, principally: (i) to assist the Settlement Administrator in locating valid addresses of the Member where necessary; and (ii) to assist Class Counsel in verifying that Members’ consumer reports are appropriately corrected as agreed herein. Defendants will promptly respond to any reasonable written inquiries, by Class Counsel to Defendants’ Counsel concerning the procedures used in updating and maintaining the list of Members. Both the Settlement Administrator and Class Counsel will treat the social security numbers as sensitive and confidential.

2.09.     Credit Reporting and Collections.

(a)     Not later than thirty (30) days after the Distribution Date, Defendants will make a written request to the CRA to remove the tradelines of all Members for the motor vehicle financing accounts at issue, excluding only those members who redeemed or reinstated their loan and who did not have a subsequent repossession during the Class Period. The delete request will be sufficient for the CRA to delete Class Members’ tradelines. If the tradeline removal is contested or otherwise cannot be removed by the CRA and such is verified to Plaintiffs’ counsel, then Defendants and their counsel will make their best efforts to cooperate with Plaintiffs’ counsel to seek the removal of the class member’s tradeline or, in Plaintiffs' counsels’ sole discretion, will make arrangements for the tradeline to be corrected to read “settled, zero balance.”

(b)     After Defendants have made the request(s) to the CRA described above, if a Member disputes Defendants’ tradeline with one or more CRA, and Defendants receive notice of such dispute under the Fair Credit Reporting Act, 15 U.S.C. § 1681s-2(b), Defendants will not respond to such CRA’s request for verification, thereby permitting the subject tradeline to be deleted by the CRA.

(c)     The Members acknowledge that the CRAs are separate entities from Defendants and that no cause of action can or will be stated against the Defendants for breach of this Agreement in the event any CRA fails to delete or amend the Member’s credit history, despite request from Defendants.

(d)     The Members expressly acknowledge that they understand the limitations of Defendants in this regard and that any action, inaction, omission and/or error by a CRA is not attributable to Defendants, in any way, and will not constitute a breach of this Agreement, so long as Defendants have fulfilled their obligations under this Agreement. Defendants will not be liable to any Member under the Fair Credit Reporting Act, 15 U.S.C. § 1681, or similar law for complying with this paragraph in correcting or requesting deletion of any Member’s tradeline as provided for in paragraph 2.09 herein.

2.10.     Cease and Desist Collection.

(a)     Defendants and their agents will use their best efforts to ensure that they and any of their agent(s) or collector(s) acting on Defendants’ behalf, promptly will discontinue and cease all collections activities with respect to Deficiency Balances of all Members, upon execution hereof.

(b)     If any alleged Deficiency Balance has been sold or assigned, Defendants will repurchase or otherwise satisfy the account such that any asserted Deficiency Balances are timely satisfied and waived for all Members.

(c)     The obligation of Defendants in this Agreement will end if there is no Final Approval of this Agreement for any reason; and will end as to any Member who opts out of the Settlement.

2.11.     Satisfaction of Monetary Judgements Against Members.

If Defendants or their assignee(s) have obtained money judgment(s) against Members arising from Deficiency Balances, Defendants agrees to take timely and reasonable steps to identify all such Members to Class Counsel within thirty (30) days of Preliminary Approval. Defendants will mark such judgments as satisfied or cause such judgments to be marked as satisfied within thirty (30) days of the Effective Date. Defendants will also file within thirty (30) days of the Effective Date a Praecipe to Settle and Discontinue and End all litigation against any Member relating to alleged Deficiency Balances.

2.12.     Attorneys’ Fees.

(a)     The Parties understand that Class Counsel intends to apply for an award of attorneys’ fees and an allowance for the recoupment of expenses, both to be paid from the Settlement Fund. All attorneys' fees and expenses will be paid from the Settlement Fund on a common fund basis, and the amounts of such fees and expenses will not increase in any way Defendants’ payment obligation pursuant to this Agreement.

(b)     Defendants agree to take no position on and agree they will not object to a request by Plaintiffs and/or Class Counsel for fees to be awarded to Class Counsel in an amount not to exceed Three Hundred Thousand U.S. Dollars ($300,000.00) plus litigation expense reimbursement not to exceed Thirty Thousand Dollars ($30,000.00).

(c)     The Class Counsel fees awarded by the Court will include compensation to Class Counsel for addressing, in futuro, ongoing Member inquiries concerning the repossession of their vehicle, Deficiency Balance, and/or tradeline removal by the Defendants and CRAs after Final Approval.

III.        ADMINISTRATION OF THE SETTLEMENT

3.01.     Costs of Administration.

(a)     Costs of providing Class Notice to the Members of the pendency and proposed settlement of the Litigation, administering this Agreement and making the payments and distributions required under this Agreement will be paid from the Settlement Fund.

(b)     The Settlement Administrator will promptly respond to all queries from Defendants’ and Class Counsel about account balances and status, the calculations, cash payments and distributions called for by this Agreement.

(c)     The Settlement Administrator will be authorized to withdraw up to $25,000 in payment of its reasonable fees and expenses of administering the settlement.

3.02.     Treatment of Members Who Have Moved or Died.

(a)     For those Members whose checks mailed pursuant to the Class Notice are returned by the U.S. Postal Service for lack of current correct address, the Settlement Administrator will seek an address correction via a social security number search through the Accurint database, or other equivalent database, for those individuals, and their checks will be re-sent to any subsequently obtained addresses. The Settlement Administrator may, but will have no further obligation to, locate such Members.

(b)     If the Settlement Administrator receives notice that a Member is deceased or has been declared incompetent, the Settlement Administrator will, upon receipt of proper notification and documentation received within one hundred twenty (120) days of the Distribution Date, make any payment due, to the Member’s estate or to the next of kin, as permitted by law. In cases where the deceased Member is a co-borrower, the Settlement Administrator will make such payment to the other co-borrower. If the second co-borrower is also deceased, the payment will be paid under the cy pres provision of this Agreement. “Proper notification and documentation” means, in the discretion of the Settlement Administrator, a death certificate and/or a copy of the official filings appointing an executor, administrator or other personal representative of the estate or fiduciary of an incompetent and sufficient information as to the identity and address of the executor, administrator, personal representative or fiduciary to enable mailing of a check. Any payment to or on behalf of an estate, its next of kin (as permitted by law) or guardian of an incompetent must be made within one hundred (140) days of the Distribution Date and before the Settlement Fund has been fully distributed as provided in this Agreement.

3.03.     Uncashed/Unclaimed Checks. Those Members who are not located or whose checks are not cashed or cleared within one hundred twenty (120) days after the Distribution Date will be ineligible to share in the Settlement Fund, but will otherwise receive the non-cash benefits of this Settlement as applicable. The Settlement Administrator shall, in its discretion or the discretion of Class Counsel, replace any lost or non-cashed check upon proper request from a Member or reissue an additional check (i.e., after receipt of notice of a deceased co-borrower) within one hundred forty (140) days of Distribution Date so long as the Settlement Fund has not been fully distributed.

3.04.     Administrator’s Notification to Counsel. Within one hundred fifty (150) days after the Distribution Date, the Settlement Administrator must notify Class Counsel and Defendants’ Counsel in writing of the number of Members mailed notice, the number of Members sent checks, the number of Members who did not cash the checks, the total dollar amount of the checks distributed, the total dollar amount of uncashed checks, and the remaining balance of the Settlement Fund, accounting for interest (if any), bank fees and similar direct expenses of the administration.

3.05.     Cy Pres. Within one hundred eighty (180) days after the Distribution Date, the balance of the principal of any uncashed checks (or returned checks) distributed pursuant to the terms of this Agreement (i.e., residual funds) will be disbursed as follows: (a) one-half (1/2) to Pennsylvania Iolta; (b) one-quarter (1/4) to North Penn Legal Services; (c) one-quarter (1/4) to the National Consumer Law Center. The residual funds will be used by the cy pres recipients to teach financial literacy, in educating and counseling consumers on consumer credit matters, on advocacy on behalf of low income consumers who are facing legal issues involving bankruptcy, debt overextension, foreclosure, student loan and similar consumer credit issues. Promptly after the cy pres checks have cleared, the Settlement Administrator will close the Settlement Account.

3.06.     Certification of Distribution. Within fourteen (14) days after the final distribution of all portions of the Settlement Fund, the Settlement Administrator will provide to Class Counsel an affidavit attesting to the Court that the distributions provided for by this Agreement have all been timely made, and will serve a copy thereof on Defendants’ Counsel. The Administrator will be authorized to mail one or more follow-up letter(s) to those Members who have been sent – but have not negotiated – their check for distribution to remind the Member that a check, was previously mailed, has not been negotiated, and will expire if not deposited or cashed in a timely manner.

3.07.     Taxes.

(a)     Nothing in this Agreement will be construed as creating a cancellation of indebtedness or of itself giving rise to any “identifiable event” under inter alia the Internal Revenue Code or Regulations, §1.6050P or otherwise.

(b)     The Parties acknowledge that there is a bona fide dispute regarding, inter alia, the commercial reasonableness of Defendants’ Notice and disposition of the Members’ repossessed vehicles.

(c)     The Parties and their Counsel have provided no tax advice with respect to the terms of the Settlement.

(d)     Defendants and Defendants’ Counsel will have no responsibility for, interest in, or liability whatsoever with respect to the investment, allocation or distribution of the Settlement Fund, the administration, calculation or payment of claims, the payment or withholding of any taxes, penalties, interest or any other charges related to taxes, if any, of the Settlement Fund, the Members, the Plaintiffs, or any other person or relating to the distributions, transfers, or payments by the Settlement Fund to the Members or any other person, or any losses incurred in connection therewith.

(e)     In accordance with the Court’s Order dated December 17, 2015, Defendants will not issue any 1099-C form in connection with any Deficiency Balance.

IV.        CLASS SETTLEMENT PROCEDURES

4.01.     Motion for Preliminary Approval. Class Counsel will file a Motion for Preliminary Approval of this Agreement within fourteen (14) days of the execution of this Agreement by all Parties. Defendants agree not to oppose, except as allowed herein, the entry of an Order of Preliminary Approval in the form annexed hereto as Exhibit A, providing, among other things:

(a)     That the Agreement is deemed by the Court prima facie as being within the range of reasonableness and that Notice thereof should be given to the Members;

(b)     That the requirements for class certification have been satisfied, and this action shall be maintained and proceed for settlement purposes as a class action under Pa. R. Civ. P. 1701, et. seq.

(c)     That the Class Notice of proposed settlement substantially in the form attached as Exhibit B, is approved by the Court; and that the mailing of the Class Notice in the manner and form set forth in the Order of Preliminary Approval meets all the requirements of any applicable law, is approved by the Court, constitutes the best Class Notice practicable under the particular circumstances of this case, and will constitute valid, due and sufficient Class Notice to all Members entitled thereto;

(d)     That deadlines will be established consistent with this Settlement for mailing of the Class Notices, and that deadlines will be established for the filing of any objections, the filing of any requests to be excluded or to opt-out, the filing of any motions to intervene no later than forty (40) days after the mailing of the Class Notice, and deadlines for the filing of any papers in connection with the Final Approval hearing and the consideration of the approval or disapproval of this Agreement;

(e)     That any objections by the Members to: (i) this Agreement as described in the Class Notice, and/or (ii) the entry of the Order of Final Approval, will be heard and any papers submitted in support of such objections will be considered by the Court at the hearing for Final Approval only if such objector files with the Court a statement of his or her basis for such objection within forty (40) days of mailing of Notice. Any decision by a Member to opt out of the Settlement must be sent to the Settlement Administrator or Class Counsel postmarked on or before the date specified in the Class Notice or electronically filed with the Clerk on or before the date specified in the Class Notice, which will be forty (40) days from the date of the initial mailing of the Class Notice.

(f)     That the Notice to Opt-Out will: (i) set forth the Member's full name, current address, telephone number and email address if available; (ii) contain the signatures of each Member (or his or her guardian, administrator, or executor) obligated on the vehicle loan or Retail Installment Sales Contract of or held by Defendant(s).

(g)     That Plaintiffs’ Motion for Final Approval, for approval of the Incentive Awards and for an award of Class Counsel fees and expenses, with supporting affidavits and exhibits, must be filed at least ten (10) days prior to the hearing for Final Approval.

(h)     That the Order of Preliminary Approval substantially in the form of Exhibit A to the Agreement is approved;

(i)     That a hearing or hearings will be held before the Court, at the respective time and date to be set by the Court, to consider and determine whether the proposed Settlement of the Litigation on the terms and conditions set forth in this Agreement, including as part of the Settlement, the payment of Settlement Expenses, is fair, reasonable and adequate and should be approved by the Court, and whether the Order of Final Approval of the Settlement and dismissing the Litigation on the merits and with prejudice against the Defendants should be entered, and to consider such other matters as may properly come before the Court in connection with the hearing for Final Approval;

(j)     That the hearing for Final Approval may, from time to time and without further Notice to the Members (except those who filed timely and valid objections), be continued or adjourned by order of the Court;

(k)     That all Members (except those who timely excluded themselves) by written notice to the Settlement Administrator will be bound by the Order of Final Approval.

4.02.     Class Notice. Subject to the Court’s approval, the Parties agree that Class Notice to the Members will be given in the following manner by the Settlement Administrator in the form attached hereto as Exhibit B within twenty (20) days after an Order of Preliminary Approval is entered by the Court: (a) Plaintiffs will supply an address list of the Members, and the Settlement Administrator will update the address list as set forth in paragraphs 2.07 and 2.08; (b) the Settlement Administrator will mail the Class Notice as approved by the Court, by first class United States mail to the updated addresses for the Members; (c) if a mailed Class Notice is returned with a forwarding address provided by the Postal Service, the Settlement Administrator will re-mail it to the address or addresses provided; (d) if a mailed Class Notice is returned without a forwarding address provided by the Postal Service, or is otherwise designated by the Postal Service as bearing an invalid address, that Settlement Administrator will use the Accurint database, or other equivalent database, to attempt to locate an updated address for the particular Member, and will re-mail the Class Notice to the Member at the most recent, updated address located if different from an address that was previously returned by the Postal Service.

4.03.     Opt-Out.

(a)     The Class Notice described in ¶4.02 above will permit any Member to: (i) elect not to be bound by this Agreement, if, within such time as is ordered by the Court and contained in the Class Notice, the Member timely sends a written communication to the Settlement Administrator or Class Counsel, or timely files same with the Clerk’s Office.

(b)     Any notice to opt-out of the settlement must (i) set forth the Member’s full name, current address and telephone number; (ii) contain the signatures of each Member obligated on the motor vehicle installment sale agreement; and (iii) state an intent of all signatory(s) not to participate in the Settlement. The notice to opt-out must be postmarked during the Opt-Out Period. No Member, or proxy, may exclude any other Member.

(c)     At least twenty (20) days prior to the hearing for Final Approval, the Settlement Administrator will prepare a list of the persons who have complied with the requirements for exclusion from the Members subject to the Settlement and will serve such list upon Class Counsel and Defendants’ Counsel. Class Counsel will file such document as an attachment to the Motion for Final Approval. Upon the entry of the Order for Final Approval, the persons who timely and properly requested exclusion from the Members will not be considered Members for purposes of this Agreement.

4.04.     Order of Final Approval. At or before the hearing for Final Approval conducted after the approved Class Notice to the Members, the Parties will request that the Court grant Final Approval to the Settlement and this Agreement and enter Final Approval in accordance with this Agreement, substantially in the form attached as Exhibit C, and including any modifications by the Court, approving this Agreement as final, fair, reasonable, adequate, and binding on all Members, ordering that the relief be paid to the Members.

4.05.     Settlement Administrator. The Settlement Administrator will, by virtue of its voluntary appointment hereunder, deem itself subject to the jurisdiction of the Court for purposes of this Litigation.

V.            RELEASES

5.01.     On the Effective Date, the Members, by operation of this Agreement and the Final Approval, do and will be deemed, without further action by any person, to have fully, finally and forever released, settled, compromised, relinquished, and discharged Defendants of and from any and all Released Claims and be forever barred and enjoined from instituting or further prosecuting, in any forum whatsoever, including but not limited to any state, federal or foreign court or regulatory agency, any Released Claims.

5.02.     Defendants hereby release, settle, compromise, relinquish and discharge all Members that have not excluded themselves pursuant to ¶4.03 above, whether or not in judgment, from all Released Claims.

5.03.     Defendants represent that, to the best of their knowledge after reasonable investigation, they presently own, and have not assigned nor sold, any Members’ accounts. If the account of any Member has been assigned or sold, Defendants will repurchase the account and mark it satisfied within fourteen (14) days of preliminary approval.

5.04.     Defendants agree, and the Order of Final Approval will state, that Defendants will be enjoined from any further attempts to collect any Deficiency Balance. except as to those individuals who have opted out of the settlement, and

5.05.     On the Effective Date, the Members will be deemed to have covenanted and agreed that, upon Defendants’ compliance with the terms of this Agreement: (1) Members will be forever barred from instituting, maintaining, or prosecuting against Defendants for any and all Released Claims; and (2) Defendants will be forever released and discharged from any and all liability with respect to the Released Claims as to all Members, except only as expressly reserved in this Agreement (i.e., a Member who opts-out).

VI.           QUALIFIED SETTLEMENT FUND

6.01.     The Settlement Fund will constitute a “qualified settlement fund” (“QSF”) within the meaning of Treasury Regulation Section 1.468B-1, promulgated under Section 468B of the Internal Revenue Code of 1986, as amended. The Settlement Administrator will be the “administrator” within the meaning of Treasury Regulation §1.468B-2(k)(3).

6.02.     Upon or before establishment of the QSF, the Settlement Administrator will apply for an employer identification number for the QSF utilizing Internal Revenue Service Form SS-4 and in accordance with Treasury Regulation §1.468B-2(k)(4).

6.03.     If requested by either Defendants or the Settlement Administrator, the Settlement Administrator and Defendants will fully cooperate in filing a relation-back election under Treasury Regulation §1.468B-1(j)(2) to treat the QSF as coming into existence as a Settlement Fund as of the earliest possible date.

6.04.     Following payment of the Settlement Fund, Defendants will have no responsibility, financial obligation or liability whatsoever with respect to the notifications to the Members required hereunder, the processing of claims and opt out letters, the allowance or disallowance of claims by Members, payments to Class Counsel, investment of QSF funds, payment of federal, state, and local income, employment, unemployment, excise, and any other taxes, penalties, interest or other charges related to taxes imposed on the QSF or its disbursements, payment of the administrative, legal, accounting, or other costs occasioned by the use or administration of the QSF, since it is agreed that payment of the Settlement Fund will fully discharge Defendants’ obligation to Members, Class Counsel and expenses of administration with respect to the disposition of the Settlement Amount.

6.05.     The Settlement Administrator will file or cause to be filed, on behalf of the QSF, all required federal, state, and local tax returns and tax withholdings statements, in accordance with the provisions of Treasury Regulation §1.468B-2(k)(1) and Treasury Regulation §1.468B-2(l)(2)(ii). Any contract, agreement or understanding with the Settlement Administrator relating to the QSF must require the Settlement Administrator or its agent to file or cause to be filed, on behalf of the QSF, all required federal, state, and local tax returns, and tax withholdings statements, in accordance with the provisions of Treasury Regulation §1.468B-2(k)(1) and Treasury Regulation §1.468B-2(l)(2)(ii).

VII.         MISCELLANEOUS PROVISIONS

7.01.     Governing Law and Enforcement.

(a)     This Agreement is intended to and will be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules.

(b)     This Agreement will be enforced in the Court of Common Pleas of Lackawanna County. Defendants and Members waive any objection that any such party may have or hereafter may have to the venue of such suit, action, or proceeding.

7.02.     Entire Agreement. Except as to the Court’s Order dated December 17, 2015, attached as Exhibit E and incorporated herein, the terms and conditions set forth in this Agreement constitute the complete and exclusive statement of the agreement between the Parties hereto relating to the subject matter of this Agreement, superseding all previous negotiations and understandings, and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement constitutes the complete and exclusive statement of these terms as between the Parties hereto.

7.03.     Modification Only in Writing. This Agreement may be altered, amended, modified or waived, in whole or in part, only in a writing signed by the Parties or counsel for both Parties. This Agreement may not be orally amended, altered, modified or waived, in whole or in part.

7.04.     No Ambiguity To Be Construed In Favor of Either Party. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties hereto. Accordingly, this Agreement will be considered neutral and no ambiguity will be construed in favor or against the Parties.

7.05.     Successors. This Agreement will be binding upon, and inure to the benefit of, the respective heirs, successors and assigns of the Parties hereto.

7.06.     Waivers. The waiver by one party of any provisions or breach of this Agreement will not be deemed a waiver of any other provision or breach of this Agreement.

7.07.     Counterparts. This Agreement will become effective upon its execution by all of the undersigned. The Parties may execute this Agreement in counterparts, and execution of Counterparts will have the same force and effect as if all Parties had signed the same instrument.

7.08.      Facsimile Signature. This Agreement may be executed by facsimile signature or emailed signature, and such signature will have the same legal effect as an original signature.

7.09.     Retention of Jurisdiction. The Court will retain jurisdiction over the interpretation, effectuation and implementation of this Agreement, and all orders entered in connection therewith and the Parties and their attorneys submit to the jurisdiction of the Court. In any action or proceeding to enforce the terms of this Agreement or the Final Approval Order and Final Approval, the prevailing party will be entitled to any award of reasonable attorneys’ fees, costs and expenses.

7.10.     No Opt Out Solicitation or Inducement. Plaintiffs, Class Counsel, Defendants, and Defendants’ Counsel agree that they will take no action which would or might have the effect of inducing or encouraging any Member to seek exclusion from the Members, provided that this provision will not restrict Class Counsel from providing appropriate legal advice to Class Members.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have caused this Agreement to be executed on the dates shown below.

AGREED TO AND ACCEPTED:	Plaintiff

Dated: 1/6/17	/s/ Steven Antonik (SEAL)
Steven Antonik, Individually and as Administrator of
the Estate of Linda Kluska

Dated: 1/3/17	/s/ William R. Howells (SEAL)
William R. Howells

Dated: 1/3/17	/s/ Louise A. Howells (SEAL) Louise A. Howells

Dated: 1/5/17	/s/ Summer Benjamin (SEAL)
Summer Benjamin

Dated: 1/3/17	/s/ Joshua Silfee (SEAL)
Joshua Silfee

Dated: 12/30/16	/s/ Charles Saxe, III (SEAL)
Charles Saxe, III

Dated: 2/16/17	Defendant, FNCB Bancorp, Inc., formerly known as First National Community Bancorp, Inc.

By: /s/ Gerard A. Champi

Name Printed: Gerard A. Champi

Title: President & CEO

Dated: 2/16/17	Defendant, FNCB Bank, formerly known as First National Community Bank

By: /s/ Gerard A. Champi Name Printed: Gerard A. Champi Title: President & CEO

APPROVED AS TO FORM:

Class Counsel:

Dated: 1/6/17	SHENKAN INJURY LAWYERS, LLC.

By: /s/ Richard E. Shenkan Richard E. Shenkan

Dated: 1/17/17	FLITTER MILZ, P.C.

By: /s/ Cary L. Flitter Cary L. Flitter

Dated: 2/16/17	HOWARD ROTHENBERG AND ASSOC. By: /s/ Howard Rothernberg
Howard Rothenberg

SABATINI LAW FIRM, LLC.

Dated: 2/16/17	By: /s/ Carlo Sabatini Carlo Sabatini

Defendants’ Counsel:

THE PERRY LAW FIRM, LLC.

Dated: 2/16/17	By: /s/ Timothy J. Holland
Timothy J. Holland

Dated: 2/16/17	By: /s/ Mary M. Montoro
Mary M. Montoro

Exhibit A

IN THE COURT OF COMMON PLEAS

OF LACKAWANNA COUNTY, PENNSYLVANIA

STEVEN ANTONIK, individually, and as	)
Administrator of the ESTATE OF LINDA	) CIVIL ACTION
KLUSKA, WILLIAM R. HOWELLS, and	)
LOUISE A. HOWELLS, on behalf of themselves	)
and all others similarly situated,	) No. 2013-CV-4438
)
)
Plaintiffs,	)
)
v.	)
)
FIRST NATIONAL COMMUNITY BANCORP))
INC., and FIRST NATIONAL COMMUNITY	)
BANK,	)
Defendants.	)
)

CHARLES SAXE, III, individually and on))
Behalf of all others similarly situated,))
) No. 2013-CV-5071
Plaintiff,	)
)
v.	)
)
FIRST NATIONAL COMMUNITY BANK	)
)
)
Defendant	)

1

Exhibit A

ORDER OF PRELIMINARY DETERMINATION ON CLASS
CERTIFICATION, PRELIMINARILY APPROVING CLASS
SETTLEMENT AND DIRECTING THE

ISSUANCE OF NOTICE TO THE CLASS

AND NOW, this 16th day of February, 2017, this Court has before it a proposed Class Action Settlement and Release applying to both of the above-captioned cases. Having reviewed this proposed Class Action Settlement Agreement and Release, which was filed of record as an exhibit to Plaintiffs’ Motion for Preliminary Approval in Antonik v. First National Community Bancorp, Inc., and First National Community Bank, No. 2013-CV-4438 and in Saxe v. First National Community Bank, No. 2013, both cases of which are hereby consolidated for purposes of settlement (hereafter collectively “Litigation”), the pleading which is incorporated herein by reference (the "Settlement Agreement"), having read the Plaintiffs' Motion for Preliminary Approval, having been advised that Defendants join in the relief requested, and based specifically upon the facts and circumstances at issue in the above-captioned cases, the Court hereby ORDERS as follows:

1.     Summary of Claims and Defenses:

Plaintiffs Antonik, Individually and as Administrator of the Estate of Linda Kluska, William and Louise Howells, Summer Benjamin, and Joshua Silfee filed a First Amended Class Action Complaint in the Court of Common Pleas of Lackawanna County, Pennsylvania at No. 2013-CV-4438, which alleged, inter alia, violations of Pennsylvania Uniform Commercial Code (hereafter “UCC”) and Fair Credit Extension Uniformity Act, along with various common law and claims including conversion, arising from certain statutory notices and policies relating to consumer customers who were sent letters after having their vehicle(s) repossessed and the retitling of their repossessed vehicle(s).

Plaintiff Saxe filed an Amended Complaint in a class action pending in the Court of Common Pleas of Lackawanna County, Pennsylvania at No. 2013-CV-5071 which similarly alleged UCC violations by Defendants in connection with their repossession notices.

These cases are consolidated for all purposes unless the proposed settlement is not fully effectuated.

Defendants contend that their post-repossession Notices of Repossession and Deficiency Notices complied with the UCC and that they have no liability under any legal theory. Defendants further contend that many of the members of the Class owe Defendants money for balances still allegedly due on their accounts following the sale of their vehicle(s) at auction.

2

Exhibit A

2.	Class Findings.

a)	The numerosity requirement of Pa.R.Civ.P. 1702(1) is satisfied because the Class size is 526 members. Thus, the Class is so numerous that joinder would be impracticable.

b)

The commonality requirement of Pa.R.Civ.P. 1702(2) is satisfied because members of the Class share at least one common factual or legal issue, i.e., whether Defendants failed to send to Class Members a Notice of Repossession that sets forth the method of disposition, right to accounting and deficiency liability disclosures, as required by the Pennsylvania Commercial Code, which mandates commercially reasonable notice of disposition of collateral.

c)

The typicality requirement of Pa.R.Civ.P. §1702(3) is satisfied because Plaintiffs seek to obtain a determination that Defendants engaged in uniform misconduct against members of the Class and because Plaintiffs seek to obtain a determination on behalf of all Class Members who were alleged to have been damaged by these practices, that this alleged common practice was unlawful. All Class Members are Pennsylvania obligors whose vehicles were repossessed by Defendants, but who allegedly were not sent adequate Repossession Notices and whose vehicle titles were purportedly transferred improperly.

3

Exhibit A

d)

The adequacy requirement of Pa.R.Civ.P. §1702(4), incorporating the requirements of Rule 1709, is satisfied in that the interests of the Representative Plaintiffs (which for purposes of this settlement, includes the Representative Plaintiffs from both of the above-captioned matters) and the nature of their claims are consistent with those of all members of the Class, (ii) there appear to be no conflicts between or among the Representative Plaintiffs and the Class Members, and (iii) the Representative Plaintiffs and the Class Members are represented by qualified counsel who have been previously certified as Class Counsel in similar matters, and who, to date, have advanced litigation costs on behalf of Plaintiffs and the Class, have agreed to continue to so advance all litigation costs, and are experienced in preparing and prosecuting class actions such as this.

e)	The requirement of Pa.R.Civ.P. 1702(5) that a class action provides a fair and efficient method for adjudicating this controversy under the criteria set forth in Rule 1708, is satisfied. Specifically:

i)	The common issues of law and fact set forth above predominate over any individual questions;

ii)	While the size of the class is well within the range of class sizes that are efficiently handled in class actions, the issue of manageability is moot, because the actions are being settled;

iii)	Proceeding with separate adjudications for individual class members clearly creates a risk of inconsistent adjudications. Moreover, while individual adjudications might not actually be dispositive of the claims of other individuals, under nothing more than the principles of stare decisis, such individual adjudications certainly have the potential to impair the rights of other plaintiffs;

iv)	The fact that the proposed settlement includes two actions with similar claims asserted against the same defendants filed in the same court militates in favor of its approval;

4

Exhibit A

v)	As many of the individual transactions at issue here took place in Lackawanna County, this is an appropriate forum to litigate the claims of the entire class

vi)	The magnitude of the claims of individual class members is clearly insufficient to warrant initiating separate actions.

vii)	At the same time, the monetary recovery to Class Members in the Proposed Settlement, coupled with the credit repair and waiver of deficiency balances that are included in the Settlement, assures that the relief to Class Members is sufficient to justify a class action.

viii)	The conduct challenged in these actions is not only generally applicable to the class but is specifically germane to the entire class.

3.	The Class.

The Class is defined as all persons who:

(a)	financed a motor vehicle primarily for personal, family or household use;

(b)	the financing was done with the Defendants or through a consumer loan contract or installment sales contract which was assigned to the Defendants;

(c)	experienced the repossession of the financed vehicle between August 13, 2007 and April 30, 2014;

(d)	had a Pennsylvania address as of the date of repossession; and

(e)	either:

(A)	were sent a Notice of Repossession by Defendant(s) or their agent which failed to:

(1)	state the intended method of disposition of the vehicle; or,

(2)	state the time and place of any public disposition of the vehicle; or

(3)	state that the debtor is entitled to an accounting of the unpaid indebtedness and the charge, if any, for such an accounting; or

5

Exhibit A

(B)	were sent no such notice at all.

4.	Class Representatives and Class Counsel

a)

Steven Antonik, Individually and as Administrator of the Estate of Linda Kluska, William R. Howells, Louise A. Howells, Summer Benjamin, Joshua Silfee and Charles Saxe, III are appointed representatives of the Class ("Representative Plaintiffs");

b)

Richard Shenkan of Shenkan Injury Lawyers, LLC, Howard Rothenberg of Howard Rothenberg & Associates, Cary L. Flitter of Flitter Milz, P.C.; and Carlo Sabatini of Sabatini Law Firm, LLC are appointed as counsel to the Representative Plaintiffs and the Class ("Class Counsel");

5.     Findings Regarding Proposed Settlement. The Court finds that: (a) the proposed settlement resulted from extensive arm's-length negotiations after more than two years of litigation; (b) the proposed settlement involves direct and substantial cash payments to Class Members, which are in the nature of reimbursement for the vehicles that were repossessed, as well as substantial valuable relief including modification of Class Members' credit reports and a complete release of deficiency balances and deficiency judgments; (c) the proposed settlement relating to the waiver of the class members’ deficiency balances pertain to a good faith dispute of contested liability, made in good faith and, therefore, the excess of the original debt over the amount of the settlement shall not be considered as income and FNCB need not issue any Forms 1099-C, as 26 U.S.C. 6050P is not applicable; (d) the proposed settlement relates to a cash settlement pertaining to FNCB’s partial reimbursement of the property loss of the value of the repossessed vehicle which the putative class members have suffered as a result of FNCB’s disputed improper retitling of the repossessed vehicles and, therefore, is not taxable income; (e) the proposed settlement evidenced by the Settlement Agreement is prima facie fair, reasonable and adequate and warrants sending notice of this action and the proposed settlement to the Class Members, and holding a final hearing on the proposed settlement.

6

Exhibit A

6.        Final Approval Hearing. A hearing (the "Final Approval Hearing") will be held on May 31, 2017, at 10:30 a.m. in Courtroom 3, Lackawanna County Courthouse, 200 N. Washington Avenue Scranton, PA 18503, to determine:

a)	Whether the proposed settlement of this action should be finally approved as fair, reasonable and adequate;

b)	The propriety of any objections and the identity of any opt-outs;

c)	Whether this action should be dismissed with prejudice pursuant to the terms of the settlement;

d)	Whether Class Members should be bound by the release set forth in the proposed settlement; and

e)	Whether Plaintiffs' application for an award of attorneys' fees and expenses to Class Counsel, and Representative Plaintiffs' application for service awards should be approved.

7.     Pre-Hearing Notices to Class Members. Subject to the terms of the Class Action Settlement Agreement and Release, class-settlement.com of Hicksville, New York will function as class action administrator (the "Settlement Administrator") and will provide Class Members with notice in the manner set forth below.

8.     Notice by Mail. The Settlement Administrator will mail the Class Notice (with proper dates filled in) substantially in the form filed with this Court as Exhibit B to the Class Action Settlement Agreement and Release, to the last-known address of each Class Member as reflected on Defendants’ current and reasonably accessible records, and updated by the Administrator using the Postal Service NCOA database, and/or the Accurint database or other equivalent database, as necessary. The Class Notice must be sent by first-class mail, postage prepaid, no later than twenty (20) days following the entry of this Order.

7

Exhibit A

9.     Proof of Mailing. Before the Final Approval Hearing, the Settlement Administrator must submit to Class Counsel an affidavit of mailing of the Class Notice. Class Counsel shall docket the affidavit promptly.

10.     Findings Concerning Notice. The Court finds that notice given in the form and manner provided in paragraph 8 of this Order is the best practicable notice and is reasonably calculated, under the circumstances, to apprise the Class Members: (i) of the settlement of this action, (ii) of the deficiency cancellation; (iii) of their right to exclude themselves from the Class and the proposed settlement, (iv) that any judgment, whether favorable or not, will bind all Class Members who do not request exclusion, and (v) that any Class Member who does not request exclusion may object to the settlement and, if he or she desires, enter an appearance at the Fairness Hearing, either personally or through counsel.

The Court further finds that the Class Notice proposed and submitted as an exhibit to the Motion for Preliminary Approval is written in plain English and is readily understandable by Class Members. In sum, the Court finds that the proposed notice and methodology for giving notice are reasonable, that they constitute due, adequate and sufficient notice to all persons entitled to be provided with notice, and that they meet the requirements of the Pennsylvania Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), and other applicable law. The Court further finds that disclosure to the Settlement Administrator of data concerning class members is necessary for implementing the proposed notice program, and authorizes Defendants to disclose such data to the Settlement Administrator.

8

Exhibit A

11.     Exclusion from Class. Any Class Member who wishes to be excluded from the Class must send a written request for exclusion to the Settlement Administrator at the address provided in the Settlement Class Notice. Any such exclusion request must be sent by first-class mail, postage prepaid, and must be postmarked no later than a date forty (40) days after the date the Notice is mailed by the Administrator. If the proposed settlement is approved, any Class Member who has not submitted a timely, written request for exclusion from the Class will be bound by all subsequent proceedings, orders and judgments in this action.

12.     Objections and Appearances.

a.     Written Objections. Any Class Member who does not file a timely, written request for exclusion and who complies with the requirements of this paragraph may object to any aspect of the proposed settlement, including the fairness, reasonableness or adequacy of the proposed settlement, the adequacy of the Class's representation by the Representative Plaintiffs or Class Counsel, the award of attorneys' fees and expenses, and/or the individual settlement award to the Representative Plaintiffs. A Class Member may assert such objections either on his or her own or through an attorney hired at his or her expense. To object, a Class Member must send a letter saying that he or she objects to the settlement, clearly referencing this litigation, the reasons for the objection, and why the objector thinks the Court should not approve the settlement. The objection must include the name, address, telephone number, email address, if available, signature, and the reasons for the objection to the settlement. The objection should be filed with the Clerk of Judicial Records of Lackawanna County, Civil Division, Brooks Building, 436 Spruce Street, Scranton, PA 18503, with a copy mailed to the class administrator listed below, postmarked no later than forty (40) days from the date of the Notice

FNCB CLASS SETTLEMENT

CLASS-SETTLEMENT.COM

PO BOX 9009

HICKSVILLE, NY 11802-9009

9

Exhibit A

b.     Other Objections. Any Class Member who does not timely file with the Court and serve a written objection complying with the terms of this paragraph will be deemed to have waived, and shall be foreclosed from raising any objection to the settlement. Any untimely objection will be barred, absent extraordinary circumstances.

c.     Notice of Appearance. If a Class Member hires an attorney to represent him or her, the attorney must file a notice of appearance with the Clerk of Judicial Records of Lackawanna County, Civil Division, and deliver a copy of that notice and all pleadings to all counsel of record in the Antonik/Saxe cases.

d.     Appearance at Final Approval Hearing. Any Class Member who files and serves a timely, written objection pursuant to the terms of paragraph 12 of this Order and complies with the requirements of this paragraph may also appear and be heard at the Final Approval Hearing either in person or through counsel retained at the Class Member's expense.

13.     Termination of Settlement. This Order shall become null and void, and shall be without prejudice to the rights of the parties, all of whom shall be restored to their respective positions existing immediately before the Court entered this Order, if (a) the proposed settlement is not finally approved by the Court, or does not become final, pursuant to the terms of the Class Action Settlement Agreement and Release; or (b) the proposed settlement is terminated in accordance with the Class Action Settlement Agreement and Release or does not become effective as required by the terms of the Class Action Settlement Agreement and Release for any other reason. In such event, the proposed settlement and Class Action Settlement Agreement and Release will become null and void and be of no further force and effect, and neither the Class Action Settlement Agreement and Release nor the Court's orders, including this Order, shall be used or referred to for any purpose. In such event the Litigation will revert to its status as it existed immediately prior to December 17, 2015, and the Settlement Fund paid by Defendants will be returned to Defendants within fourteen (14) days, except for any monies paid or due the Class Administrator for services rendered.

14.     Use of Order. This Order shall not be construed or used as an admission, concession, or finding by or against Defendants of any fault, wrongdoing, breach or liability, or of the appropriateness or permissibility of certifying a class on contest or for any purpose other than settlement. The Order shall not be construed or used as an admission, concession, or finding by or against Plaintiffs or the Class Members that their claims lack merit or that the relief requested in their pleadings is inappropriate, improper or unavailable, or as a waiver by any party of any defenses or claims he or it may have.

15.     Continuance of Hearing. The Court reserves the right to continue the Final Approval Hearing without further written notice.

BY THE COURT:

/s/ Judge Moyle

                                          J.

10

Exhibit B

Court of common Pleas of Lackawanna County, Pennsylvania

If your vehicle was repossessed by
FNCB, You could benefit from a class action settlement.

The Court authorized this notice. This is not a solicitation from a lawyer.

●

A Settlement has been reached with FNCB Bank, formerly known as First National Community Bank) and its parent, FNCB Bancorp, Inc., formerly known as First National Community Bancorp Inc. (collectively "the Bank"), in a class action lawsuit about whether the Bank legally sold the consumers’ repossessed vehicles, sent borrowers a proper notice of their rights after their vehicles were repossessed, and related claims.

●

You are included in the Settlement if you financed a vehicle for consumer use through the Bank and the vehicle was repossessed between August 13, 2007 and April 30, 2014 and you had a Pennsylvania address at the time of the repossession (see Question 5).

●

The Settlement will provide payments in an estimated amount of $853.00, except if there are co-borrowers in which case the recovery will be shared. The settlement also provides for waiver of deficiency balances that may have remained after the repossession and sale of the vehicle. In addition, the Settlement requires the Bank to ask the Credit Reporting Agencies to delete any negative credit reporting related to financing of the repossessed vehicle (see Questions 6 - 9).

Your legal rights are affected even if you do nothing. Please read this notice carefully.

Your legal rights and options in this settlement
Do nothing

Remain in the Settlement. If the settlement is approved, you will automatically receive a cash payment, have the auto loan information removed from your credit report, and have any outstanding debt relating to your repossessed vehicle eliminated.

Ask to be excluded	Get no payment or benefits. This is the only option that allows you to pursue your own lawsuit or to participate in any other lawsuit against the Bank concerning the repossession of your vehicle.
Object	Write to the Court if you don't like the Settlement.
Go to a hearing	Ask to speak in Court about the fairness of the Settlement.

●	These rights and options, and the deadlines to exercise them, are explained in this notice.

●

The Court in charge of this case still has to decide whether to approve the Settlement. Payments and other benefits will only occur if the Court approves the Settlement and after any appeals are resolved. Please be patient.

Exhibit B

WHAT THIS NOTICE CONTAINS

Basic Information

1.	Why is there a notice?
2.	What is this lawsuit about?
3.	Why is this a class action?
4.	Why is there a Settlement?

Who is in the settlement?

5.	How do I know if l am part of the Settlement?

The Settlement Benefits

6.	What does the Settlement provide?
7.	How much will my payment be?
8.	What is the credit reporting benefit?
9.	What is the deficiency balance elimination benefit?
10.	When will I receive my benefits?
11.	What am I giving up if I remain in the Class?
12.	Will this affect my taxes?

How to get benefits

13.	Do I need to do anything to get a cash payment, to get the credit reporting benefit or have my alleged but disputed deficiency balance eliminated?

Excluding yourself from the settlement

14.	How do l get out of the Settlement?
15.	If I do not exclude myself, can I sue the Bank for the same thing later?
16.	If I exclude myself, can I still benefit from this Settlement?

The lawyers representing you

17.	Do I have a lawyer in the case?
18.	How will the lawyers be paid?

Objecting to the settlement

19.	How do I tell the Court if l do not like the Settlement?
20.	What is the difference between objecting and asking to be excluded?

The court’s fairness hearing

21.	When and where will the Court decide whether to approve the Settlement?
22.	Do I have to attend the hearing?
23.	May I speak at the hearing?

Getting more information

24.	How do I get more information?

 Exhibit B

Basic Information

1.	Why is there a notice?

A Court has authorized this notice because you have a right to know about a proposed Settlement of this class action litigation and about all of your options, before the Court decides whether to give final approval to the Settlement. This notice explains the litigation, the proposed Settlement and your legal rights. If the Court approves it, and after objections and appeals, if any, are resolved, the Settlement Administrator will make the payments the Settlement allows.

Judge Margaret Bisignani-Moyle of the Court of Common Pleas of Lackawanna County is overseeing this litigation which is made up of two separate cases, known as Antonik v. First National Community Bancorp, Inc. et al., No. 2013-CV-4438 and Saxe v. First National Community Bank, No. 2013-CV-5071 (hereafter collectively “Litigation”). In this Notice, the people who sued are called the "Plaintiffs." FNCB Bank, formerly known as First National Community Bank and its parent, FNCB Bancorp, Inc., formerly known as First National Community Bancorp, Inc., are called the "Defendants" or simply “the Bank.”

2.	What is this lawsuit about?

The Litigation claims, among other things, that the Bank violated Pennsylvania law when it retitled the repossessed vehicles and failed to send its borrowers proper notice of their rights after repossession of a financed vehicle. Plaintiffs claim that the statutory notices sent after repossession were either not sent at all or, if they were sent, did not contain the legally required information (i.e., the date of sale, whether the auction would be public or private, and relevant information about the debt, etc.). Plaintiffs also challenge other aspects of the Bank’s repossession and collection-related procedures. The Bank denies it did anything wrong. The Bank also asserts other defenses, as well as “countersuing” for the amounts that the Bank claims are still owed by borrowers, even after their vehicles were repossessed and resold.

3.	Why is this a class action?

In a class action, one or more people called "class representatives" sue on behalf of themselves and other people with similar claims. All of these people together are the "class" or "class members." In this case, the Class Representatives are Steven Antonik, William Howells, Louise Howells, Summer Benjamin, Joshua Silfee, and Charles Saxe, III. One court resolves the issues for all Class Members, except for those who exclude themselves from the Class.

4.	Why is there a Settlement?

The Court has not decided in favor of the Plaintiffs or the Bank. Instead, both sides have agreed to a Settlement. By agreeing to settle, both sides avoid the cost and risk of a trial, and the people affected may decide whether to receive compensation. The Class Representatives and their attorneys think the Settlement is best for all Class Members. Without the Settlement, there would be a trial, which could result in a greater payment to Class Members, a smaller payment to Class Members, or no payment at all to Class Members. The Settlement does not mean that the Bank did anything wrong.

Who is in the settlement?

If you received this notice in the mail, the Bank's records indicate you are part of the Class. But even if you did not receive a mailed notice, you may be a Class Member, as described below.

5.	How do I know if l am part of the Settlement?

You are included in the Settlement if:

●	You financed a motor vehicle primarily for personal, family, or household use;
●	You financed the vehicle through the Bank or had a consumer loan contract or installment sales contract which was assigned to the Defendants;
●	Your vehicle was repossessed between August 13, 2007 and April 30, 2014;
●	You had a Pennsylvania address as of the date of the repossession; and
●	After the repossession, the Bank either did not send you a notice of repossession, or, sent you a notice of repossession that failed to provide all of the following information:
o	State the intended method of disposition of the vehicle;
o	State the time and place of any public disposition of the vehicle; and
o	State that you are entitled to an accounting of the unpaid indebtedness and the charge, if any, for such an accounting.

Exhibit B

The Settlement Benefits

6.     What does the Settlement provide?

If the Settlement is approved and becomes final, it will provide the following benefits:

●	A $750,000 Settlement Fund
●	A credit reporting benefit (see Question 8); and,
●	The elimination of approximately $2.1 million in outstanding disputed debt related to the financing of repossessed vehicles. (see Question 9, below).

More details are in a document called the Settlement Agreement, which is available to be reviewed at www.xxxxxxxxxxxxxxx.com or at the office of the Lackawanna County Clerk of Judicial Records by accessing the record of the Litigation.

7.     How much will my payment be?

Each Member of the Class will receive approximately $853.00, unless there is a co-borrower, in which case the recovery will be shared.

8.     What is the credit reporting benefit?

As part of the Settlement, the Bank will ask Experian, Equifax, and TransUnion (the "Credit Reporting Agencies") to delete the negative credit reporting relating to your repossessed vehicle.

9.     What is the deficiency balance elimination benefit?

As part of the Settlement, if there is any alleged outstanding debt related to your repossessed vehicle, that debt will be eliminated. This disputed outstanding debt is called a "Deficiency Balance." It is the amount that the Bank says you still owe on your loan after the sale of your repossessed vehicle (plus any additional fees and less any payments you may have made after the repossession).

●     Example: John owed $10,000 on his repossessed vehicle and the Bank paid $400 in repossession/towing fees, and $300 in auction-house fees. His vehicle sold for $6,000 at auction. John's Deficiency Balance would be $4,700.

Calculation =     [($10,000 + $400 + $300) -($6,000)]
                            $10,700 -$6,000 (amount from sale of vehicle) = $4,700

Amount of the Deficiency Balance claimed by the Bank to still be owed by John = $4,700

Under the Settlement, the Bank will automatically eliminate your alleged Deficiency Balance. In addition, if the Bank has already sued you and there is a legal judgment against you relating to your alleged Deficiency Balance, the Bank will inform the Court that you have resolved the issue and will release the judgment. The amount the Bank says is your Deficiency Balance is $__________. If you do not know if you have an alleged Deficiency Balance, you can call Class Counsel at 1-888-yyy-yyyy to find out the amount of your alleged but disputed Deficiency Balance, if any.

10     When will I receive my benefits?

Class Members will receive their payments and other benefits after the Court grants final approval of the Settlement and after any appeals are resolved (see "The Court's Fairness Hearing" below). If there are appeals, resolving them can take time. Please be patient.

11.     What am I giving up if I remain in the Class?

Unless you exclude yourself from the Settlement, you will give up your right to sue (or continue to sue) the Bank for the claims being resolved by this Settlement. You will be "releasing" the Bank and all related people as described in section 5.01 of the Settlement Agreement. The full Settlement Agreement is available at www.xxxxxxxxxxxxxxxxxxxx.com.

Exhibit B

The Settlement Agreement specifically describes the released claims, so read it carefully. If you have any questions, you can talk to the law firms listed in Question 24 for free or you can, of course, talk to your own lawyer.

12.     Will this affect my taxes?

You may have a tax obligation and should seek the advice of a tax professional. A 1099-MISC form will issue for the cash payment. The Court has ordered that a 1099-C form will not issue for the deficiency balance waiver. Contact a tax professional of your choosing if you have concerns or questions regarding the potential tax consequences of this settlement.

How to get benefits

13.     Do I need to do anything to get a cash payment, to get the credit reporting benefit, or to have my alleged but disputed deficiency balance eliminated?

No. You do not need to do anything further to remain in the Class and automatically to receive a cash payment, the credit reporting benefit, and the elimination of your alleged Deficiency Balance, if Court approves of the Settlement.

Excluding yourself from the settlement

If you don't want a payment or other benefits from this Settlement, and you instead want to keep the right to sue or continue to sue the Bank on your own about the issues in this case, then you must take steps to exclude yourself from (or “opt-out”) of the Settlement.

14.     How do l exclude myself from the Settlement?

To exclude yourself, send a letter that says you want to be excluded from the Settlement in FNCB Litigation. Be sure to include your name, address, email (if available), telephone number, and signature. You must mail your Exclusion Request postmarked by Month 00, 2016, to:

FNCB CLASS SETTLEMENT CLASS-SETTLEMENT.COM PO BOX 9009 HICKSVILLE, NY 11802-9009

15.     If I do not exclude myself, can I sue the Bank for the same thing later?

No. Unless you exclude yourself, you give up any right to sue the Bank for the claims that this Settlement resolves. If you have a pending lawsuit, speak to your lawyer in that case immediately because your legal rights may be adversely affected by this Settlement. You must exclude yourself from this Class to start or to continue your own lawsuit for the same or similar claims. Rights may be affected by this Settlement. You must exclude yourself from this Class to start or to continue your own lawsuit for the same or similar claims.

16.     If I exclude myself, can I still benefit from this Settlement?

No. If you exclude yourself, you will not receive any money from this lawsuit or Settlement, the elimination of your alleged but disputed Deficiency Balance, or any other benefit.

The lawyers representing you

17.     Do I have a lawyer in the case?

Yes. The Court has approved the law firms of Shenkan Injury Lawyers, LLC, Flitter Milz, P.C., Howard Rothenberg and Associates, and Sabatini Law Firm, LLC to represent you and other Class Members. These lawyers are called "Class Counsel." You will not be charged individually for these lawyers. If you want to be represented by your own lawyer, you may hire one at your own expense.

Exhibit B

18.     How will the lawyers be paid?

Class Counsel will ask the Court for attorneys' fees of up to $300,000 and expenses of up to $30,000. An attorney fee in this amount represents approximately 12% of the value of aggregate benefit including the cash payment and elimination of the alleged deficiency balances. The credit repair affords significant additional benefit, the amount of which will vary for each Class Member. The fees and expenses awarded by the Court will be paid out of the Settlement Fund. The settlement provides for service awards of $5,000 each for the seven Class Representatives for their services for the Class. These service payments will also be paid from the Settlement Fund. The Court could decide to award less than the amounts requested for fees and service payments.

Objecting to the settlement

19.     How do I tell the Court if l do not like the Settlement?

If you are a Class Member, you can object to the Settlement if you don't like any part of it. You should state why you object and why you think the Court should not approve the Settlement. The Court will consider your views. To do so, you must file an objection with the Clerk of Judicial Records which is located at 436 Spruce Street, Scranton, Pennsylvania. The objection must include the following:

●	A statement that you "object to the Settlement in Antonik v. First National Community Bancorp, Inc et al, No. 2013-CV-4438 and Saxe v. First National Community Bank, No. 2013-CV-5071”
●	Your full name, address, email address (if available), and telephone number;
●	The specific reasons why you object to the Settlement; and,
●	Your signature.

You must also mail a copy of the objection to the counsel listed in Question 24 below, and also to the Settlement Administrator postmarked no later than Month 00, 2016, to:

FNCB CLASS SETTLEMENT CLASS-SETTLEMENT.COM PO BOX 9009 HICKSVILLE, NY 11802-9009

20.     What is the difference between objecting and asking to be excluded?

Objecting is simply telling the Court that you don't like something about the Settlement, and that you, for some reason, want the Settlement not to be approved. You can object only if you don't exclude yourself from the Class. Excluding yourself is telling the Court that you don't want to be part of the Class. If you exclude yourself, you have no basis to object, because the case no longer affects you.

The court’s fairness hearing

The Court will hold a hearing to decide whether to approve the Settlement and any requests for fees and expenses. You may attend and you may ask to speak, but you do not have to.

21.     When and where will the Court decide whether to approve the Settlement?

The Court will hold a Fairness Hearing on Month 00, 2016 at XX:OO x.m. in Courtroom X, Lackawanna County Courthouse Courtroom ___ (address) Scranton, PA 18503. The hearing may be moved to a different date or time without additional notice, so if you intend to attend the hearing it is a good idea to confirm in advance that the date and time of the hearing has not changed. You may confirm this information by checking www.xxxxxxxxx.com or calling 1-800-000-0000. At this hearing, the Court will consider whether the Settlement is fair, reasonable, and adequate. If there are objections, the Court will consider them and will listen to Class Members who ask to speak at the hearing. The Court may also decide several other aspects of the Settlement including how much to pay the Class Representatives for their service awards and Class Counsel for their services and expenses. Following the hearing, the Court will decide whether to approve the Settlement. We do not know how long these decisions will take.

Exhibit B

22.     Do I have to attend the hearing?

No. Class Counsel will answer questions the Court may have. But you are welcome to come at your expense. If you file an objection, you do not have to come to Court to talk about it, but you may. As long as you filed your written objection on time, the Court will consider it. You may also pay your own lawyer to attend, but it is not necessary.

23.     May I speak at the hearing?

Yes, any Member that has not excluded himself/herself from the Settlement may speak at the Fairness Hearing.

Getting more information

24.     How do I get more information?

This notice briefly summarizes the key aspects of the proposed Settlement. More details are in the Settlement Agreement. You can get a copy of the Settlement Agreement and other important case documents at www.xxxxxxxxxxxxxxxxxxxxxx.com. You may also examine these documents in person during regular office hours at the office of the Lackawanna County Clerk of Judicial Records, which is located at 436 Spruce Street, Scranton, Pennsylvania. You may also access the records online at any time at http://www.lackawannacounty.org/index.php/departmentsagencies/courts-and-judiciary/clerk-of-judicial-records. You may contact Class Counsel with questions at:

Carlo Sabatini Sabatini Law Firm, LLC 216 N. Blakely St. Dunmore, PA 18512 (570) 341-9000 carlo@sabatinilawfirm.com www.sabatinilawfirm.com	Richard Shenkan Shenkan Injury Lawyers (570) 483-6900 1-800-601-0808 rshenkan@shenkanlaw.com

Exhibit C

IN THE COURT OF COMMON PLEAS

OF LACKAWANNA COUNTY, PENNSYLVANIA

STEVEN ANTONIK, individually, and as	)
Administrator of the ESTATE OF LINDA	) CIVIL ACTION
KLUSKA, WILLIAM R. HOWELLS, and	)
LOUISE A. HOWELLS, on behalf of themselves	)
and all others similarly situated,	) No. 2013-CV-4438
)
)
Plaintiffs,	)
)
v.	)
)
FIRST NATIONAL COMMUNITY BANCORP))
INC., and FIRST NATIONAL COMMUNITY	)
BANK,	)
Defendants.	)
)

CHARLES SAXE, III, individually and on))
Behalf of all others similarly situated,))
) No. 2013-CV-5071
Plaintiff,	)
)
v.	)
)
FIRST NATIONAL COMMUNITY	)
BANK	)
)
Defendant	)

ORDER FOR FINAL JUDGMENT AND DISMISSAL

WHEREAS, Steven Antonik, Individually and as Administrator of the Estate of Linda Kluska, William R. Howells, Louise A. Howells, Summer Benjamin, Joshua Silfee and Charles Saxe, III, (the “Class Representatives” or “Plaintiffs”) on behalf of themselves and the Class Members, and FNCB Bancorp, Inc., formerly known as First National Community Bancorp, Inc. and FNCB Bank, formerly known as First National Community Bank, the Defendants in the above captioned actions (the “Actions”), have entered into and filed with the Court, a Class Action Settlement Agreement and Release (the “Settlement Agreement”);

WHEREAS, the Court on _________________, entered an Order of Preliminarily Determination on Class Certification, Preliminarily Approving Class Settlement and Directing the Issuance of Notice to the Class (“Preliminary Approval Order”);

WHEREAS, on _________________, beginning at ________o’clock _____.m. in Courtroom ______, Scranton, Pennsylvania, the Court held a hearing to consider, among other things (i) whether the settlement reflected in the Settlement Agreement should be approved as fair, reasonable, adequate and in the best interests of the members of the Class; (ii) whether final judgment should be entered dismissing the claims of the members of the Class with prejudice and on the merits, as required by the Settlement Agreement; and (iii) whether to approve Plaintiff’s application for a Class Representative award and Class Counsel’s petition for an award of Class Counsel fees, costs and expenses from the common fund.

WHEREAS, based on the foregoing, having heard the statements of counsel for the parties and of such persons who chose to appear at the final approval hearing, having considered all of the files, records and proceedings in the Actions, including specifically the Settlement Agreement (and the exhibits appended thereto), the memoranda and other papers filed by the parties in support of final approval of the proposed settlement, Plaintiffs’ request for a Class Representative incentive award, and Class Counsel’s request for an award of Class Counsel fees, costs and expenses;

WHEREAS, there have been ____ objections to the settlement and ____ Class Members have opted out.

2

 THE COURT HEREBY FINDS, ORDERS AND ADJUDGES THAT:

1.     Notice to the Class: Notice to the Class has been provided by the Settlement Administrator pursuant to this Court’s Preliminary Approval Order, as attested to by the Affidavit of the Settlement Administrator. The Notice given to members of the Class by first class mail constituted due and sufficient Notice of the settlement and the matters set forth in said Notices to all persons entitled to receive Notice, and fully satisfies the requirements of due process and Pa. R. Civ. P. 1712, 1714(c).

2.     Adequacy of Class Representative: Plaintiffs, as representatives of the Class, fairly and adequately represent the interests of the Class, such that the requirements of due process, the requirements of Pennsylvania law, and the requirements of Pa. R. Civ. P. 1709 have been satisfied.

3.     Adequacy of Class Counsel: Cary L. Flitter and Andrew M. Milz of Flitter Milz, P.C., Carlo Sabatini of Sabatini Law Firm, LLC, Richard Shenkan of Shenkan Injury Lawyers, LLC. and Howard Rothenberg of Howard Rothenberg & Associates, fairly and adequately represent the interests of the Class, such that the requirements of due process, the requirements of Pennsylvania law and the requirements of Pa. R. Civ. P. 1709 have been satisfied.

4.      Settlement Approved: The proposed settlement set forth in the parties’ Settlement Agreement, a copy of which was filed as Ex. “____” to the Motion for Final Approval, is fair, reasonable, adequate and in the best interests of the Class. The terms in this Order shall be interpreted in accordance with the definitions in the Settlement Agreement. All aspects of the Settlement Agreement are approved. The Class Representative’s service awards are approved in the amount of $5,000.00 each for a total of $35,000.00.

3

5.     Class Counsel Fees and Expenses: The Court has reviewed the application for Class Counsel fees and expenses, and the documentation submitted in support. Consistent with the criteria set forth in Pa. R. Civ. P. 1717, and with established Pennsylvania law providing for payment of reasonable counsel fees and expenses to Class Counsel from a common fund created for the benefit of the Class, the Court finds the cash payment, complete forgiveness of Deficiency Balances claimed due, and equitable-type relief including correction of consumer credit reports of Class Members as provided in the Class Action Settlement Agreement well exceeds the cash for the Class.

Class Counsel’s fee request in the sum of $300,000.00 is approved as fair and reasonable considered in light of all the factors set forth in Pa. R. Civ. P. 1717, and in light of ongoing future services reasonably anticipated to be required to implement and oversee this settlement. Litigation expenses of Class Counsel have been adequately documented, were reasonable and necessary for effective prosecution of the case. Expenses are approved in the requested sum of $_______. Both counsel fees and expenses shall be paid out of the Settlement Fund.

6.     Dismissal and Related Matters:

a.     The claims of all members of the Class, {as no Class Members have excluded themselves from the Class pursuant to paragraph 4.03 of the Settlement Agreement}, are hereby dismissed with prejudice, on the merits and without costs to any party.

b.    Plaintiffs, on their own behalf and on behalf of each Class Member, by operation of this Release and the judgment, hereby shall be deemed to have fully, finally and forever released, settled, compromised, relinquished and discharged with prejudice any and all of the Released Persons of and from any and all Released Claims, and shall be forever barred and enjoined from instituting or further prosecuting, in any forum, including but not limited to any state or federal court, any Released Claim as defined in the Settlement Agreement.

4

c.     On the Effective Date, Defendants shall be deemed to have released, settled, compromised, relinquished and discharged with prejudice any such Deficiency Balance of Class Members arising from or related to the motor vehicle installment sale contracts at issue. Defendants are hereby enjoined from any further attempts to collect monies from Class Members on covered contracts. Notwithstanding the foregoing, this Release shall not apply to any Class Member who opted out of the settlement.

d.     In light of the Notice given to the Class Members, the Plaintiffs and all Class Members shall be bound by the Settlement Agreement and all of their Released Claims shall be dismissed with prejudice and released.

7.     Cy Pres: The Court approves North Penn Legal Services and National Consumer Law Center as cy pres beneficiaries. All residual funds remaining after distribution of the Settlement Fund to Class Members, as called for in the Settlement Agreement, and payment of Class Counsel fees and costs shall be distributed by the Settlement Administrator accordingly as cy pres on behalf of the class as follows: (A) 50% to Pennsylvania Interest on Lawyers Trust Account (“IOLTA”) pursuant to Pa. R. Civ. P. 1716, eff. July 1, 2012, (B) 25% to North Penn Legal Services and (C) 25% to National Consumer Law Center. The cy pres fund shall be used for consumer purposes as set forth in the Class Action Settlement Agreement, ¶ 3.05.

5

8.     Continuing Jurisdiction: Consummation of the settlement shall proceed as described in the Settlement Agreement and the Court hereby retains jurisdiction of this matter in order to resolve any disputes which may arise in the implementation of the Settlement Agreement or the implementation of this Judgment and Final Order. The Court retains continuing jurisdiction for purposes of supervising the implementation of the Settlement Agreement and supervising the distribution and allocation of the Settlement Fund. Final judgment shall be entered as provided herein.

BY THE COURT:

______________________________

J.

6